Exhibit 10.1
As Amended and Restated as of December 28, 2005
AMERITRADE HOLDING CORPORATION
EXECUTIVE DEFERRED COMPENSATION PROGRAM
     1. Eligibility. Each full-time executive employee of Ameritrade Holding Corporation (“Ameritrade”) or any of its subsidiaries (collectively, the “Company”) who participates in the Company’s Incentive Compensation Plan or such other incentive compensation plans, as may be designated by the Compensation Committee of Ameritrade’s Board of Directors (the “Compensation Committee”), (each, a “Designated Plan”) and who has also been selected for participation by the Compensation Committee shall be eligible to participate in the Ameritrade Holding Corporation Executive Deferred Compensation Program (the “Program”). Each eligible employee who files a Deferral Election (as defined in Section 3) and who has a Stock Unit Credit (as defined in Section 6) made to his Deferred Stock Account (as defined in Section 5) shall be deemed to have been awarded a Performance Unit under and in accordance with the terms of the Ameritrade Holding Corporation 1996 Long-term Incentive Plan (the “Incentive Plan”) as of the last day of the Performance Period (as defined in Section 3). Such Performance Unit shall be considered fully vested from and after the date of grant and shall be governed by the terms and conditions of the Program and the specific provisions of the Designated Plan to the extent not inconsistent with the terms of the Incentive Plan. Notwithstanding any other provision of the Program to the contrary, if the Compensation Committee determines that participation by one or more Participants shall cause the Program as applied to the Company to be subject to Part 2, 3 or 4 of Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), the entire interest of such Participant under the Program shall be, in the discretion of the Compensation Committee, immediately paid to such Participant or shall otherwise be segregated from the Program, and such Participant(s) shall cease to have any interest under the Program. In the event the Participant has died, the preceding sentence of this Section shall apply to the Participant’s interest which is payable to the Participant’s beneficiary pursuant to the terms hereof.
     2. Defined Terms. To the extent not otherwise specified in the Program, capitalized terms used in the Program shall have the meaning specified in the Plan.
     3. Deferral of Incentive Compensation. An eligible employee may, by filing a “Deferral Election” in accordance with rules established by the Plan Administrator (as defined in Section 13), irrevocably elect to defer all or a portion of any incentive compensation, expressed in whole percentages, that he or she may earn under a Designated Plan (an “Incentive Award”) during the Performance Period which shall be the fiscal year in which the irrevocable Deferral Election is made (the “Deferral Year”) or such other period permitted under Section 4 or as otherwise provided by the Compensation Committee. Such Deferral Election shall be made pursuant to Section 4.
     4. Participation. An eligible employee shall become a “Participant” in the Program by filing a Deferral Election with the Plan Administrator on a form prescribed for that purpose. A Deferral Election shall be filed in accordance with rules prescribed by the Plan Administrator; provided, however, that no Deferral Election for any Deferral Year shall be given effect unless it is filed six months and one day prior to the last day of the Deferral Year to which it relates or such earlier time prescribed by the Compensation Committee. A Deferral Election shall specify both the amount to be deferred, expressed as a percentage of the Incentive Award otherwise payable in cash to the Participant under the terms of a Designated Plan, the year in which the amounts deferred shall be paid and the form of distribution (either lump sum or annual installments not exceeding 10 years). A Deferral Election shall be effective only for the Deferral Year to which it relates. A new Deferral Election must be filed for each Deferral Year. Notwithstanding any other provision of the Program other than Sections 17 or 19, once a Deferral Election is filed with the Plan Administrator in accordance with rules established by the Plan Administrator, such Deferral Election shall be irrevocable and no changes to such Deferral Election shall be permitted.
     5. Share Valuation. For purposes of the Program, the term “Share Value” shall mean the average of the closing market composite price for one share of Stock as reported on the NASDAQ of all trading days three calendar months prior to the Credit Date (as defined in Section 6) of the Deferral Year. The “Share Value” is used to determine the number of Share Units to be credited to a Participant’s Account under Section 6.
     6. Deferred Stock Account. On the date a Participant would normally receive payments of the Incentive Award if payment had not been deferred (the “Credit Date”), a Participant shall receive a credit (“Stock Unit Credit”) to his or her bookkeeping account under the Program (the “Deferred Stock Account”). The credit shall be made in stock units with each unit corresponding to one share of Stock. The amount of the Stock Unit Credit shall be equal to that number of stock units (rounded to the nearest whole share) determined by dividing the amount of the Participant’s Incentive Award, specified for deferral pursuant to the Participant’s Deferral Election by the Share Valuation.
     7. Dividend Credit. Each time a dividend is paid on the Stock, a Participant shall receive a credit (“Dividend Credit”) to his or her Deferred Stock Account. The amount of the Dividend Credit shall be the number of stock units (rounded to the nearest whole share) determined by multiplying the dividend amount per share by the number of stock units credited to the Participant’s Deferred Stock Account as of the record date for the dividend and dividing the product by the closing price of one share of common stock on NASDAQ on the dividend payment date or, if the Stock is not traded on the dividend payment date, the next preceding date on which it was traded.
     8. Adjustments for Certain Changes in Capitalization. In the event of any merger, consolidation, reorganization, recapitalization, spinoff, stock dividend, stock split, reverse stock split, exchange, or other distribution with respect to shares of Stock or other change in the corporate structure or capitalization affecting the Stock, then the numbers, rights, and privileges of the stock units credited to Participants’ Deferred Stock Accounts under the Program shall be increased, decreased, or changed in like manner as if shares corresponding to such stock units had been issued and outstanding, fully paid, and nonassessable at the time of such occurrence.

     9. Payment of Deferred Stock Accounts. As soon as practicable after the date elected by the Participant pursuant to his Deferral Election (as determined in accordance with uniform rules established by the Plan Administrator), that number of shares of Stock equal to the total whole number of Stock Unit Credits and Dividend Credits to be distributed to the Participant as of such date shall be distributed to the Participant (or in the event of his death, his beneficiary); provided, however, that if the Participant has elected installment payments, the number of shares of Stock to be distributed as of the first distribution date and each subsequent installment shall be equal to that number of Stock Unit Credits and Dividend Credits then credited to the Participant’s Deferred Stock Account divided by the number of installment payments remaining (rounded down to whole shares); and provided further that, distributions following the death or disability of the Participant shall be as specified in Section 17. Such shares of Stock shall be distributed from shares reserved for issuance under the Incentive Plan. If a Participant dies before receiving all distributions to which he is entitled under the Program, the Plan Administrator must be notified in writing. To be effective, any beneficiary designation by a Participant must be in writing, delivered and accepted by the Plan Administrator prior to the Participant’s death. In default of an effective beneficiary designation, the Participant’s estate shall be treated as his beneficiary for purposes of the Program.
     10. Withholding. The payment or distribution of all Incentive Awards are subject to withholding of all applicable taxes, which withholding obligations may: (1) with respect to amounts deferred prior to December 14, 2005, be satisfied, at the Participant’s (or in the event of his death, his beneficiary’s) election, and (2) with respect to amounts deferred on or after December 14, 2005, must be satisfied; through the surrender of shares of Stock to be received pursuant to his Deferral Election at the time of such distribution. The number of shares of Stock withheld to satisfy the applicable tax withholding obligations (“Withholding Stock”) shall not exceed the amount necessary to meet the required Federal, state and local withholding tax rates then in effect that are applicable to the Participant and to the particular distribution. The value of Withholding Stock shall be determined based upon the value of the closing market composite price for one share of Company Stock as reported on the Nasdaq National Market. Withholding Stock shall be surrendered to the Company up to the nearest share value to satisfy the withholding obligation. Any partial share value will be remitted in cash on the Participant’s behalf to the applicable taxing authorities. If the Company establishes a trust pursuant to Section 12, the Trustee shall transfer the applicable Withholding Stock to the Company as soon as practicable following distribution.
     11. Nonassignability. No right to receive distributions under the Program shall be assignable or transferable by a Participant other than by will or the laws of descent and distribution or pursuant to a qualified domestic relations order as defined by the Internal Revenue Code of 1986 as amended, Title I ERISA, or rules thereunder. The designation of a beneficiary by a Participant in accordance with the terms of the Program does not constitute a transfer.
     12. Funding. The Program constitutes only an unfunded, unsecured promise of the Company to make payments and distributions in the future in accordance with the terms of the Program. No Participant or party claiming an interest under the Program shall have any interest whatsoever in any specific asset of the Company. To the extent that any party acquires a right to receive distribution or payment under the Program, such right shall be equivalent to that of an unsecured general creditor of Ameritrade. Notwithstanding the foregoing, Ameritrade may establish one or more trusts, with such trustee as the Compensation Committee may approve, for the purpose of providing for the payment of deferred amounts under the Program. Such trust or trusts may be irrevocable, but the assets thereof shall be subject to the claims of the general creditors of Ameritrade. Nothing in the Program shall require Ameritrade to establish any trust to provide benefits under the Program. To the extent benefits under the Program are actually paid from any such trust, Ameritrade shall have no further obligation with respect to such benefits.
     13. Administration. The Program shall be administered by the Compensation Committee (the “Plan Administrator”), which shall have the authority to interpret the Program and to adopt procedures for implementing the Program. The Plan Administrator may delegate any of its duties hereunder to the extent not inconsistent in the Incentive Plan.
     14. Amendment and Termination. The Compensation Committee may at any time terminate, suspend, or amend this Program. No such action shall deprive any Participant of any benefits to which he or she would have been entitled under the Program if termination of the Participant’s employment had occurred on the day prior to the date such action was taken, unless agreed to by the Participant.
     15. Effective Date. The effective date of the Program shall be determined upon approval of the Compensation Committee.
     16. Employment and Stockholder Status. Nothing in the Program shall interfere with nor limit in any way the right of the Company to terminate any Participant’s employment at any time, nor confer upon any Participant any right to continue in the employ of the Company. The Program will not give any person any right or claim to any benefits under the Program unless such right or claim has specifically accrued under the terms of the Program. Participation in the Program shall not create any rights in a Participant (or any other person) as a stockholder of Ameritrade until shares of Stock are registered in the name of the Participant (or such other person).
     17. Distributions To Persons Under Disability or Death. In the event a Participant or his beneficiary is declared incompetent and a conservator or other person legally charged with the care of his person or of his estate is appointed, any benefit to which such Participant or beneficiary is entitled under the Program shall be paid to such conservator or other person legally charged with the care of his person or of his estate. In the event a Participant or his beneficiary is disabled on a long term basis, as determined by the Compensation Committee, or dies prior to receiving all distributions to which he is entitled under the Program, the Participant’s beneficiary or estate shall receive the distribution of the Participant’s entire remaining Program benefit in a lump sum as soon as practicable following the Participant’s disability or death.
     18. Successors. The obligations of Ameritrade under the Program shall be binding on any assignee or successor in interest thereto.

     19. Unforeseeable Emergency. Prior to the date otherwise scheduled for distribution of his Deferred Stock Account under the Program, upon a showing of an unforeseeable emergency, the Compensation Committee may approve a Participant’s request to accelerate payment of an amount not exceeding the lesser of (a) the amount necessary to meet the emergency or (b) the balance in his Deferred Stock Account under the Program. For purposes of the Program, the term “unforeseeable emergency” shall mean an unanticipated emergency that is caused by an event beyond the control of the Participant (or the control of the beneficiary, if the amount is payable to a beneficiary) and that would result in severe financial hardship to the individual if early payment were not permitted. The determination of “unforeseeable emergency” shall be made by the Compensation Committee, based on such information as the Compensation Committee shall deem to be necessary.